UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	May 24, 2010

Wells Mid-Horizon Value-Added Fund I, LLC

(Exact Name of Registrant as Specified in Charter)

Georgia	000-53626	20-3192853
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Norcross, Georgia	30092-3365
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 449-7800

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The information required by Item 1.01 is included in Item 2.03 below and is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Wells Mid-Horizon Value-Added Fund I, LLC (the "Registrant") is party to a term loan (the "Loan") with Bank of America, N.A. ("Bank of America") that was scheduled to mature on May 30, 2010 with the ability to extend the maturity date to November 30, 2010 upon meeting certain conditions. On May 24, 2010, the Registrant entered into the Sixth Consolidated Amendatory Agreement (the "Sixth Amendment") with Bank of America to confirm the extension of the Loan's maturity date to November 30, 2010 (with no further extension options) and to make certain other amendments to the Loan. The outstanding principal balance under the Loan pursuant to the Sixth Amendment is approximately $22.1 million.

The Loan is secured by the Nathan Lane building in Plymouth, Minnesota and the Park Lane building in Pittsburgh, Pennsylvania (collectively, the "Collateral") and incurs interest at a rate of one-month London Interbank Offered Rate ("LIBOR"), plus a margin of 4.5%. In addition to monthly interest payments, pursuant to the Sixth Amendment, commencing on June 1, 2010, the monthly principal payment due under the Loan is reduced from $16,033.16 to $15,048.45. The entire principal balance under the Loan then unpaid is due at maturity. The Registrant may prepay the amounts outstanding at any time without penalty.

The Sixth Amendment also contains the following restrictive covenants which supersede and replace the covenants previously in place:

    as of June 30, 2010, the Registrant's ratio of total debt under the Loan to the total current "as is" appraised value of the Collateral, must be 70% or less determined as of the last day of each fiscal quarter;
    as of June 30, 2010, the Registrant's ratio of net operating income from the Collateral to interest expense incurred under the Loan must be greater than 1.5:1 determined as of the last day of each fiscal quarter; and
    the Registrant may not secure any additional debt with the Collateral.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS MID-HORIZON VALUE ADDED FUND I, LLC (Registrant)

By:	WELLS INVESTMENT MANAGEMENT COMPANY, INC. (Manager)

May 26, 2010	/s/ Douglas P. Williams
Douglas P. Williams
Principal Financial Officer, Senior Vice President, Secretary and Treasurer of Wells Investment Management Company, Inc.